VIREXX MEDICAL CORP.
8223 Roper Road
Edmonton, Alberta, Canada
T6E 6S4

September 23, 2007

Gemini Partners Corporate Finance C.C. (“Gemini”)
and Mr. Erich Bam
193 Almondell Court
West Vancouver, BC  V7V 4V4

Dear Mr. Bam:

This letter agreement confirms that ViRexx Medical Corp. (“ViRexx”) hereby agrees that Gemini shall be engaged to provide the services of Erich Bam, as Interim Chief Operating Officer of ViRexx on the following terms and conditions:

Term:	Fifteen full-time days ending October 12, 2007, thereafter, on a per diem basis as required by the Chief Executive Officer.

Remuneration:
For the first fifteen days, remuneration shall be $24,000 payable on signing this letter agreement and receipt of an invoice therefor.  Any time thereafter a per diem rate of $1,600 (CAD) shall be paid against invoice.

Recruitment Fee:	$60,000 is payable to Gemini in two equal instalments of $30,000 each on October 15, 2007 and on November 15, 2007.

Bonus:
Regardless of the form of financing, subject to board and participating shareholder approval, Gemini shall be entitled to a number of warrants or options based on a negotiated percentage of all units sold pursuant to the financing.

Computer:
ViRexx will acquire a new laptop computer for exclusive use by Erich Bam.  When he is no longer interim Chief Operating Officer or working for ViRexx in any other capacity, he shall have the option of purchasing the computer at its depreciated value.

Duties:
Gemini shall ensure that Erich Bam performs his duties in a manner similar to other chief operating officers in similar companies and in accordance with the terms of a formal consulting agreement to be signed in due course.

If you are in agreement with the contents of this letter, please sign in the space provided below for your signature.

Yours truly,

VIREXX MEDICAL CORP.

/s/Jacques R. LaPointe

Jacques R. LaPointe
Chairman of the Compensation Committee

I have read and understood the contents of this Letter Agreement and agree with the terms contained herein.

GEMINI PARTNERS CORPORATE
FINANCE C.C.

Per:______/s/ Erich Bam_______________                                                                                                                     _______/s/ Erich Bam___________
for and on behalf of R.J.H. Nieubuurt                                                                                                                   ERICH BAM